                                  Exhibit 17.1

              Letter on Director Resignation from Oleg Batratchenko
--------------
BERKSHIRE
INTERNATIONAL
FINANCE, INC.



                 551 Fifth Avenue Suite 605 o New York, NY 10017
                      Tel: 212-681-7007 o Fax: 212-681-7491
          E-Mail; berkshire@growth.com o Internet:HTTP://www.growth.com





To:               All Board Members and Management of SeQuester
From:             Oleg Batratchenko
Date:             May 16, 1997

Gentlemen,

Given my substantially increased workload as the Vice President of Research of Berkshire International Finance, Inc., I will no longer be able to fulfill the obligation of Director of SeQuester.

Please consider my resignation from SeQuester's board final and immediate.

Thank you.



/s/ Oleg Batratchenko